August 10, 1998


JPE, Inc.
775 Technology Drive
Suite 200
Ann Arbor, Michigan 48108
Attention:        Mr. James J. Fahrner and Ms. Donna L. Bacon

RE: FINANCING ARRANGEMENTS AMONG COMERICA BANK, NBD BANK, NATIONAL BANK OF CANADA, HARRIS TRUST AND SAVINGS BANK, AND BANK ONE, DAYTON, N.A. (COLLECTIVELY, THE "BANKS"), COMERICA BANK, AS AGENT FOR THE BANKS ("AGENT"), JPE, INC. ("COMPANY") AND ALLPARTS, INCORPORATED, DAYTON PARTS, INC., SAC CORPORATION, STARBOARD INDUSTRIES, INC., INDUSTRIAL & AUTOMOTIVE FASTENERS, INC., PLASTIC TRIM, INC., BRAKE, AXLE AND TANDEM COMPANY CANADA INC. AND JPE FINISHING, INC. (COLLECTIVELY, "GUARANTORS")

Dear Mr. Fahrner and Ms. Bacon:

All capitalized terms not defined in this letter agreement ("Agreement") shall have the meanings described in the Third Amended and Restated JPE, Inc. Credit Agreement dated as of December 31, 1996 among Company, Agent and the Banks, as amended by Amendment No. 1 dated as of April 16, 1997, Amendment No. 2 dated as of June 30, 1997, Amendment No. 3 dated as of February 13, 1998 and Amendment No. 4 dated as of May 15, 1998. Please refer to the Loan Documents.

As of July 15, 1998, the Indebtedness includes:

             Loans
(aggregate amount of notes and date)          Principal              Interest
------------------------------------          ---------              --------

Revolving Credit ($110,000,000;            $103,381,288.80          $391,987.38
March 14, 1996

Letters of Credit                          $    109,904.11          NA

Swing Line ($5,000,000; March 14, 1996)    $  1,775,000.00          $  8,301.05

Line of Credit ($10,000,000;               $         -0-            $     -0-
Aprl 16, 1997

     Total                                 $105,266,192.91          $400,288.43

The amounts identified above are exclusive of interest accruing after July 15, 1998 and costs and expenses (including, but not limited to, inside and outside counsel fees).

Company consultants, Conway, MacKenzie & Dunleavy, provided Agent and Banks with amended projections on August 9, 1998. Agent and Banks have relied on these projections in formulating the offer of forbearance set forth below.

Company and Guarantors acknowledge receipt of the letter from Agent and Banks dated July 15, 1998 (the "July 15 Letter").

Subject to timely, written acceptance by Company and Guarantors of the following terms and conditions, Agent and Banks are willing to grant certain accommodations and to forbear until August 31, 1998, subject to earlier termination as provided below, from further action to collect the Indebtedness:

1. Company and Guarantors acknowledge the Indebtedness as set forth in the Loan Documents, the amount of the Indebtedness as stated above and the existence of the Events of Default identified in the July 15 Letter.

2. Future administration of the Indebtedness and the financing arrangements among Agent, Banks, Company and Guarantors shall continue to be governed by the covenants, terms and conditions of the Loan Documents, which are incorporated by this reference, except to the extent that the Loan Documents have been superseded, amended, modified or supplemented by this Agreement or are inconsistent with this Agreement, then this Agreement shall govern.

3. Company and Guarantors acknowledge that Agent and Banks are under no obligation to advance funds or extend credit to Company and Guarantors under the Credit Agreement or other Loan Documents, or otherwise.

4. The Line of Credit Loan is terminated; no Requests for Advances under the Line of Credit Loan will be considered.

5. Concurrently with execution of this Agreement, Company must provide to Agent the written agreement of General Motors Corporation, Chrysler Corporation and Ford Motor Company to expedite payment to Company of accounts according to the schedule attached as Exhibit A.

6. Subject to maintaining an advisory "Advance Formula" (defined below) equal to or greater than the aggregate of (a) Advances under the Revolving Credit and Swing Line and (b) the Letter of Credit Obligations, and provided there are no defaults under the terms of this Agreement, and no further defaults under the Loan Documents, Banks may, in their sole discretion, continue to advance to Company under the Revolving Credit Loan, in accordance with the Loan Documents, as amended by this Agreement, through August 28, 1998. Effective immediately, the maximum amount available (the "Cap") under the Revolving Credit Loan is $105,000,000. Any payment, which under the Credit Agreement would have reduced the Revolving Credit Aggregate Commitment, shall reduce the Cap, dollar for dollar. The Cap is allocated among Banks as set forth on Exhibit B. The Advance Formula is equal to:

           (i) 85% of Eligible Accounts (as defined in Exhibit C), plus

          (ii) 50% of Eligible Inventory (as defined in Exhibit D), plus

         (iii) $26,815,000 on account of fixed assets (plant, property and equipment) of Company and Guarantors (subject to reduction as described below), plus

          (iv) An overformula amount of $42,100,000 (subject to adjustment as described below).

     To the extent that Eligible Accounts are defined in Exhibit C in a manner inconsistent with the computation of eligible accounts as of June 30, 1998 by Conway, MacKenzie & Dunleavy, the definition used by Conway, MacKenzie & Dunleavy shall control, subject to the proviso that reliance on such non-Eligible Accounts (category by category) may not increase from their June 30, 1998 level. For example if Conway, MacKenzie & Dunleavy included foreign accounts as eligible in its computation as of June 30, 1998, then foreign accounts (which otherwise meet the definition of Eligible Accounts) may be included up to the dollar amount of such foreign accounts as of June 30, 1998.

     The overformula amount described in subparagraph (iv) above shall be adjusted (up or down) by the change in Eligible Inventory from June 30, 1998 to July 31, 1998 as measured by the physical count taken on July 31, 1998, as adjusted to August 6, 1998 on an estimated basis (using an estimation method satisfactory to Agent).

     In the event Company, Guarantors, or any of them, desire to sell any of their assets outside of the ordinary course of business, such sales shall be subject to the prior written consent of Agent and Banks. The proceeds from any such sales shall be paid to Banks and applied to the Indebtedness, which proceeds shall reduce permanently the $26,815,000 fixed asset component of the advisory Advance Formula and the Cap, dollar for dollar. If the fixed asset component of the advisory Advance Formula is reduced to zero, any additional proceeds shall then reduce permanently the overformula portion of the advisory Advance Formula and the Cap, dollar for dollar.

     In the event the aggregate of (a) Advances under the Revolving Credit and Swing Line ad (b) the Letter of Credit Obligations exceeds the Advance Formula at any time, no Advances will be allowed.

     Each Request for Revolving Credit Advance or accounts receivable collection must be accompanied by an accounts receivable report with the inventory portion of that report updated weekly on an estimated basis, in form and using an estimation method satisfactory to Agent, with a minimum of one report per week.

     Company may include in Eligible Accounts an estimate of those accounts (which are otherwise Eligible Accounts) to be generated on the day the report is submitted. The estimate must be a good faith, conservative estimate and the report must be adjusted the following day to reflect actual Eligible Accounts which were estimated for the previous day.

7. Concurrently with execution of this Agreement, Company shall executed ten amended and restated Revolving Credit Notes-Demand inform and substance satisfactory to Agent and Banks. The Notes shall reflect the total amount available under the Revolving Credit (i.e., $105,000,000), with a separate Note to each Bank representing the total overformula amount (i.e., $42,100,000).

8. Company and Guarantors shall at their sole expense establish and maintain, a United States post office box(es) (the "Lock Box"), to which Agent shall have exclusive access, and to which Company and Guarantors shall have no access. Company and Guarantors expressly authorize Agent from time to times, to remove all contents from the Lock Box, for disposition in accordance with this Agreement. Company and Guarantors agree to notify all account debtors and other parties obligated to them (except for those "after-market" customers who are currently remitting all payments to the Lock Box) that all payments made on any account, invoice or other collateral (other than payments by electronic funds) shall be remitted, for the credit of Agent to the Lock Box, and Company and Guarantors shall include a like statement on all invoices. Payments made by electronic funds transfer shall be made directly to the Cash Collateral Account (defined below), and Company and Guarantors shall so instruct their account debtors and other parties obligated to them. Company and Guarantors shall execute all documents, authorizations and other agreements necessary to establish the Lock Box, and Agent's exclusive access.

     Any and all cash, checks, drafts and other instruments for the payment of money received by Company and Guarantors at any time, in full or partial payment of any of the Collateral shall forthwith, upon receipt, be transmitted and delivered to Agent (properly endorsed, where required, so that such items may be collected by Agent). Any such items received by Company and Guarantors shall not be commingled with any other funds or property of Company and Guarantors, but will be held separate and apart from their own funds or property, and upon express trust for the benefit of Agent until delivery is made to Agent. Notwithstanding the foregoing, Brake, Axle and Tandem Company Canada Inc. ("BATCO"), may maintain not more than $150,000 (Canadian) in its account at CIBC Westgate in Edmonton, Albert. In the event that account has a balance of more than $150,000 (Canadian) at any time, the excess shall be transmitted to Agent under this paragraph.

     All items or amounts which are remitted to the Lock Box or otherwise delivered by or for the benefit of Company and Guarantors to Agent on account of partial or full payment of, or any amount payable with respect to, any of the Collateral shall, at Agent's option, (i) be applied to the payment of the Revolving Credit Loan and then such other Indebtedness, whether then due or not, in such order of application as Agent may determine in its sole discretion, or (I) shall be deposited to the credit of a non-interest bearing deposit account(s) in the name of Agent for the benefit of Company and Guarantors (the "Cash Collateral Account") to be established under this paragraph, as security for payment of the Indebtedness. Company and Guarantors shall have no right whatsoever to withdraw any funds so deposited. Company and Guarantors further grant to Agent a first security interest in and lien on all funds on deposit in such account. Company and Guarantors hereby irrevocably authorize and direct Agent to endorse all items received for deposit to the Cash Collateral Account, notwithstanding the inclusion on any such item of a restrictive notation, e.g., "paid in full", "balance of account", or other restriction.

     The parties agree that, in the event of a bankruptcy of Company or Guarantors, proceeds of accounts receivable and other assets of the debtor that had not been applied prior to the bankruptcy would be "cash collateral" under 11 UCS ss.363 and that Agent and Banks and Company and Guarantors reserve all of their respective rights under the Bankruptcy Code with respect to that cash collateral.

     Company and Guarantors agree that Agent shall not be liable for any loss or damage which they suffer or may suffer as a result of Agent's processing of items or its exercise of any other rights or remedies under this Agreement, except for loss or damage arising solely out of Agent's gross negligence.
     In no case shall Agent have liability for indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies hereunder.

9. The definition of "Prime-based Rate" set forth in Section 1.86 of the Credit Agreement is amended to read effective as of July 1, 1998 as follows:

          "1.86 `Prime-based Rate' shall mean, for any day, with respect to all Advances, the sum of two percent (2.0%) plus the greater of (A) the Prime Rate or (B) the Alternate Base Rate."

     This paragraph controls over the statement in the July 15 Letter that interest would accrue at the default rate.

     Upon the occurrence of a default under the terms of this Agreement or any further defaults under the Loan Documents, then the Indebtedness shall accrue interest at the rate otherwise provided in this paragraph plus three percentage points (3%).

10. On or before August 14, 1998 Company and their consultants Conway, MacKenzie & Dunleavy shall deliver to the Agent and Banks a detailed business plan for the period through December 31, 1999.

11.  Banks  will  have  the  right  to  assign  their   interests  to  "Eligible
     Assignees." "Eligible Assignees" shall include (a) a commercial bank or savings and loan association having total assets in excess of $5,000,000,000; (b) a finance company, insurance company or other financial institution or fund, in each case acceptable to Agent, which in the ordinary course of business extends credit of the type similar to that extended to Company and has total assets in excess of $500,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA. Each Bank is authorized to disclose to any prospective assignee, once approved by Agent (if required), any and all financial information in such Bank's possession concerning Company which has been delivered t such Bank under the Credit Agreement. Assignments shall meet the requirements of Section 14.9 of the Credit Agreement.

12. Company will not increase its investment in JPE Canada in violation of the existing covenant by intercompany advances, payment of its guaranty of the JPE Canada Facility (identified in Section 9.5(g) of the Credit Agreement), or otherwise.

13. Company and Conway MacKenzie & Dunleavy must sign and deliver the letter attached as Exhibit E concurrently with execution of this Agreement by Company and Guarantors.

14. Comerica Bank provides certain cash management services to Company and Guarantors, including controlled disbursement accounts and arrangements for electronic funds transfers and paperless entries. By letter dated July 15, 1998, Comerica Bank has notified Company and Guarantors of the termination of those services effective as of the termination date identified in the notification letter. Company and Guarantors acknowledge that the notification letter is within Comerica Bank's rights and that, absent any accommodation from Comerica Bank, the termination of those services would be fully effective as of the stated termination date. Notwithstanding the foregoing, Comerica Bank agrees to extend the termination date to August 31, 1998 on the following conditions which are effective immediately: (a) ACH transfers must be prefunded; and (b) controlled disbursement will be on a "standard", not "guaranteed" basis.

15. Company and Guarantors acknowledge and agree the Loan Documents presently provide for and they shall reimburse for any and all costs and expenses of Agent and Banks, including, but not limited to, all counsel fees of Agent and Banks, whether in relation to drafting, negotiating or enforcement or defense of the Loan Documents or this Agreement, including any preference or disgorgement actions as defined in this Agreement and all of Agent's audit fees, incurred by Agent or Banks in connection with the Indebtedness, administration of the Indebtedness and/or any efforts to collect or satisfy all or any part of the Indebtedness. Company and Guarantors further agree to indemnify and hold Agent and Banks harmless from and against all such third party claims, demands or actions, including without limitation litigation costs and reasonable attorney fees. Company and Guarantors shall immediately reimburse Agent and Banks for all of their costs and expenses upon demand.

16. Interest and principal payments on the Indebtedness, loan administration expenses, including, but not limited to, all inside and outside counsel fees of Agent and Banks and Agent's audit fees, may be charged directly to Company's bank accounts maintained with Agent. Company may raise an issue regarding the reasonableness of counsel fees within fifteen days of its receipt of a summary statement of the fees.

17. Company and Guarantors will maintain all commercial accounts with Agent, except that BATCO may maintain its account at CIBC Westgate in Edmonton, Alberta.

18. In addition to all reporting currently required by the Loan Documents, Company shall provide Agent and Banks: (a) a summary of accounts payable and accounts receivable of Company and Guarantors as of the last day of each month showing which accounts payable and accounts receivable are up to 30, 31 to 60, 61 to 90, and 91 days or more past the invoice date and listing the names and addresses of creditors and account debtors, as applicable, which summaries are due by the 10th of the following month; (b) on Wednesday of each week commencing August 12, 1998 a report comparing actual performance to the August 9, 1998 Conway MacKenzie & Dunleavy projections (the report shall be in the same detail and format as the projections and shall cover the prior week and the month through the prior week); (c) daily Company's cash balance report; and (d) other reporting reasonably requested by Agent..

19. Company and Guarantors acknowledge and agree the Loan Documents presently provide and they shall permit Agent to conduct such appraisals, inspections, surveys and/or testing, whether for environmental contamination or otherwise, that Agent deems necessary, on any and all real property upon which Agent may possess a mortgage securing the Indebtedness, and the cost of such appraisals, inspections, surveys and testing are part of the costs and expenses for which the Company and Guarantors must reimburse Agent.

20. Company and Guarantors hereby represent and warrant that (a) execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement are not in contravention of law or the terms of any agreement by which Company and Guarantors or any one of them is bound, and do not require the consent or approval of any governmental body, agency, or authority, and this Agreement and any other documents and instruments required under this Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company and Guarantors set forth in Loan Documents are true and correct on and as of the date hereof with the same force and effect as if made on and as of the date hereof; and (c) no default or Event or Default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Credit Agreement, has occurred and is continuing as of the date hereof other than as specified in this Agreement.

21. To the extent any payment received by Agent or any Bank is deemed a preference, fraudulent transfer or otherwise by a court of competent jurisdiction which requires Agent or Banks to disgorge such payment, then such payment will be deemed to have never occurred and the Indebtedness will be adjusted accordingly.

22. This Agreement shall be governed and controlled in all respects by the laws of the State of Michigan, without reference to its conflict of law provisions, including interpretation, enforceability, validity and construction.

23. Agent and Banks expressly reserve the right to exercise any or all rights and remedies provided under the Loan Documents and applicable law except as modified in this Agreement. The failure of Agent or Banks to exercise immediately such rights and remedies shall not be construed as a waiver or modification of those rights or an offer of forbearance.

24. This Agreement will inure to the benefit of (a) Agent and Banks and all their past, present and future parents, subsidiaries, affiliates, predecessors and successor corporations and all of their subsidiaries and affiliates, and any Eligible Assignee, and (b) Company and Guarantors.

25. COMPANY, GUARANTORS, AGENT AND BANKS ACKNOWLEDGE AND AGREE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE LOAN DOCUMENTS OR THE INDEBTEDNESS.

26. COMPANY AND GUARANTORS, IN EVERY CAPACITY, INCLUDING, BUT NOT LIMITED TO, AS SHAREHOLDERS, PARTNERS, OFFICERS, DIRECTORS, INVESTORS AND/OR CREDITORS OF COMPANY AND/OR GUARANTORS, OR ANY ONE OR MORE OF THEM, HEREBY WAIVE, DISCHARGE AND FOREVER RELEASE AGENT, BANKS, AND THEIR EMPLOYEES, OFFICERS, DIRECTORS, ATTORNEYS, STOCKHOLDERS AND SUCCESSORS AND ASSIGNS, FROM AND OF ANY AND ALL CLAIMS, CAUSES OF ACTION, DEFENSES, COUNTERCLAIMS OR OFFSETS, AND/OR ALLEGATIONS COMPANY AND/OR GUARANTORS MAY HAVE, OR MAY HAVE MADE, OR ARE BASED N FACTS OR CIRCUMSTANCES ARISING, AT ANY TIME UP THROGH AND INCLUDING THE DATE OF THIS AGREEMENT, WHETHER KNOWN OR UNKNOWN, AGAINST ANYOR ALL OF AGENT, BANKS, THEIR EMPLOYEES, OFFICERS, DIRECTORS, ATTORNEYS, STOCKHOLDERS AND SUCCESSORS AND ASSIGNS.

27. Company and Guarantors shall properly execute this Agreement and hand deliver same to the undersigned by no later than 5:00 p.m. on August 10, 1998.

Agent and Banks reserve the right to terminate their forbearance prior to August 31, 1998 in the event of any new defaults under the Loan Documents, defaults under this Agreement, in the event of further deterioration in the financial condition of Company or Guarantors or further deterioration in Agent or Banks' collateral position, and/or in the event Agent or Banks, for any reason, believes that the prospect of payment or performance is impaired.

Very truly yours,

COMERICA BANK, Agent


By:  /s/ Cynthia B. Jones
     -----------------------
     Cynthia B. Jones

Its: Vice President
Special Assets Group
P.O. Box 75000
Detroit, Michigan 48275-3205
(313) 222-3780
(313) 222-5706 Fax

cc:  Allparts, Incorporated
     Dayton  Parts, Inc.
     SAC Corporation
     Starboard Industries, Inc.
     Industrial & Automotive Fasteners, Inc.
     Plastic Trim, Inc.
     Brake, Axle and Tandem Company Canada Inc.
     JPE Finishing, Inc.


COMERICA BANK                                NBD BANK

By:  /s/ Cynthia B. Jones                    By:  /s/ Robert J. Izzo
     ------------------------                     ------------------------
Its: Vice President                          Its: Vice President


NATIONAL BANK OF CANADA                      HARRIS TRUST and SAVINGS BANK

By:  /s/ Duane K. Bedard                     By:  /s/ Diane Williams
     ------------------------                     ------------------------
Its: Vice President                          Its: Sr. Vice President

By:  /s/ Angus White
     ------------------------
Its: Vice President


BANK ONE, DAYTON, N.A.

By:  /s/ Scott E. Roman
     ------------------------
Its:     Assistant Vice President



ACKNOWLEDGED AND AGREED:

JPE, INC.                                    SAC CORPORATION

By:  /s/ Donna L. Bacon                      By:  /s/ Donna L. Bacon
     -------------------------                    ------------------------
Its: President                               Its: Vice President

Date: 8/12/98                                Date: 8/12/98


ALLPARTS, INCORPORATED                       STARBOARD INDUSTRIES, INC.

By:  /s/ Donna L. Bacon                      By:  /s/ Donna L. Bacon
     -------------------------                    ------------------------
Its: Vice President                          Its: Vice President

Date: 8/12/98                                Date: 8/12/98


DAYTON PARTS, INC.                           INDUSTRIAL & AUTOMOTIVE
                                               FASTENERS, INC.

By:  /s/ Donna L. Bacon                      By:  /s/ Donna L. Bacon
     -------------------------                    ------------------------
Its: Vice President                          Its: Vice President

Date: 8/12/98                                Date: 8/12/98


PLASTIC TRIM, INC.                           BRAKE, AXLE AND TANDEM
                                               COMPANY CANADA INC.

By:  /s/ Donna L. Bacon                      By:  /s/ Donna L. Bacon
     -------------------------                    ------------------------
Its: Vice President                          Its: Vice President

Date: 8/12/98                                Date: 8/12/98


JPE FINISHING, INC.

By:  /s/ Donna L. Bacon
     -------------------------
Its: Vice President

Date: 8/12/98